Exhibit 99.1

FATE THERAPEUTICS, INC.

Moderator:   Scott Wolchko

November 11, 2014

5:00 p.m. ET

Operator:	Welcome to Fate Therapeutics’ third quarter 2014 financial results conference call.

At this time, all participants are in a listen-only mode. This call is being webcast live on the Investors and Media section of Fate’s Web site at fatetherapeutics.com. This call is a property of Fate Therapeutics and recordings, reproduction or transmission of this call without the expressed written consent of Fate is strictly prohibited.

As a reminder, today’s call is being recorded.

I would now like to introduce Scott Wolchko, Chief Financial and Operating Officer of Fate Therapeutics.

Scott Wolchko:

Thank you. Good afternoon. And thanks everyone for joining us for the Fate Therapeutics third quarter 2014 earnings call. At 4:00 PM Eastern Time today, we issued a press release with our third quarter financial results, which can be found on the Investors and Media section of our Web site under press releases.

In addition, our third quarter 2014 10-Q will be filed with the SEC tomorrow and will thereafter be available on the Investors and Media section of our Web site under Financial Information.

Before we begin, I would like to remind everyone that except for statements of historical facts, the statements made by management and responses to questions on this conference call are forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements.

Please see the forward-looking statement disclaimer on the company’s earnings press release issued after the close of market today, as well as the risk factors in the company’s SEC filings, included in our Form 10-Q for the quarter ended September 30, 2014 that will be filed with the SEC tomorrow.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, as the facts and circumstances underlying these forward-looking statements may change.  Except as it is required by law, Fate Therapeutics disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

Joining me on the call today are Dr. Christian Weyer, President and Chief Executive Officer, Dr. Pratik Multani, Chief Medical Officer and Dr. Peter Flynn, Senior Vice President of Early Program Development.

I will begin the call by reviewing our financial results for the third quarter of 2014.  For the three months ended September 30, 2014, Fate Therapeutics reported a net loss of $6.6 million as compared to a net loss of $6.1 million for the third quarter of 2013.  The company did not generate any revenues in the third quarter of 2014 compared to approximately $200,000 for the third quarter of 2013.

Research and development expenses for the third quarter of 2014 were $4.1 million compared to $3.4 million for the third quarter of 2013.

This increase was primarily related to an increase in employee compensation expense including from additional headcount and an increase in third-party professional consultant and service provider expenses both in connection with the conduct of our PUMA study and the preparation for the commencement of our PROMPT and PROVIDE studies.

General and administrative expenses for the third quarter of 2014 were $1.9 million compared to $2 million for the third quarter of 2013.  This decrease was primarily driven by a decrease of $0.4 million in non-employee stock-based compensation expense, which was partially offset by an increase in employee compensation expense including from additional headcount to support the expansion of our financial and administrative operations.

Total operating expenses for the third quarter of 2014 were $6 million, compared to $5.4 million for the third quarter of 2013.  After adjusting for stock-based compensation expense of approximately $500,000, total operating expenses for the third quarter of 2014 were $5.5 million.

At the end of the third quarter of 2014, our cash and cash equivalents were $45.5 million, our debt outstanding under our facility with Silicon Valley Bank was $10 million and we had approximately 20.6 million shares outstanding.  We believe we have sufficient cash resources to provide operating runway into early 2016.

I will now turn the call over to Christian to provide an update on our key operating developments.

Christian Weyer:

Thank you Scott and good afternoon everyone.  In the third quarter of 2014, we continued to make strong progress in support of our mission to pioneer novel stem cell therapeutics to improve outcomes in patients with rare life-threatening diseases.

We achieved several key milestones in the execution of our multi-pronged clinical development strategy for PROHEMA, which is aimed at demonstrating its therapeutic potential in patients across a wide range of ages and a broad spectrum of life-threatening malignant and rare genetic disorders.

Our Phase 2 PUMA study of PROHEMA, a randomized controlled open-label clinical trial in adult patients undergoing double cord blood transplant for the treatment of hematologic malignancies underwent the first data safety review by an independent data monitoring committee in August 2014.  A total of 10 patients including 7 patients that received PROHEMA, were included in the review and the iDMC supported continuation of the PUMA study.

Additionally, we successfully expanded our clinical investigation of PROHEMA to include pediatric patients.  We’re actively screening patients for our Phase 1b PROMPT study, which is intended to evaluate PROHEMA in pediatric patients undergoing single cord blood transplantation for the treatment of hematologic malignancies.

And in July 2014, our Phase 1b PROVIDE study which is our first clinical investigation of PROHEMA in pediatric patients undergoing single cord blood transplantation for the treatment of rare genetic disorders was cleared for conduct by the FDA.

During the fourth quarter of 2014, we expect to achieve several key additional milestones in connection with our clinical development of PROHEMA.  We have now enrolled 12 patients in the PROHEMA arm for our Phase 2 PUMA study and are targeting the second data safety review by the trial’s iDMC by the end of the fourth quarter 2014.

We anticipate the iDMC will review clinical data from the first 20 patients enrolled in the PUMA study or one-third of the total number of patients for which the clinical trial is designed, including the 12 patients receiving PROHEMA.

We look forward to sharing a clinical update after the second iDMC review is completed.  Additionally, in the fourth quarter of 2014, we expect to enroll the first patient in our Phase 1b PROMPT study and to initiate our Phase 1b PROVIDE study.

Looking beyond PROHEMA, we’re excited about additional therapeutic opportunities that are emerging from our ex vivo hematopoietic cell programming platform.  We believe that our platform can be broadly applied to develop other pharmacologically modulated hematopoietic cellular therapeutics including cellular therapeutics that utilize hematopoietic stem cells sourced from mobilized peripheral blood for use in hematopoietic stem cell transplantation, as well as pharmacologically modulated CD34 and T cell therapeutics for use beyond hematopoietic stem cell transplantation.

At the upcoming annual meeting of the American Society of Hematology in early December, we will share new data on the effects of ex vivo programming on CD34 cells from mobilized peripheral blood.  While cord blood has grown significantly overall as a donor source for hematopoietic stem cell transplantation over the past decade, mobilized peripheral blood remains the leading source of donor cells with usage more than three times that of cord blood in 2013.

While mobilized peripheral blood is generally valued by transplant physician for its favorable engraftment characteristics, there are still several important unmet needs with the cell source today.  For example, it has been well reported in the literature that lower CD34 donor cell counts are associated with less favorable engraftment than other related transplant outcomes.

Additionally, significant unmet need remains with donor cells source for mobilized peripheral blood due to high rates of acute graft versus host disease and viral reactivation, which are both generally recognized as being mediated to an important extent as a function of donor derived T cells.

We have systematically studied the effects of ex vivo programming on mobilized peripheral blood including on a CD34 cell population, as well as its T cell compartment. Our evaluations have included the use of FT1050, the small molecule used to modulate cord blood in the manufacturer of PROHEMA, as well as other newly identified small molecule modulators, identified through our ex vivo hematopoietic self programming platform.

And finally, we also see tremendous long-term potential for reprogrammed cellular therapeutics.  As we highlighted on our last earnings call, we believe induced pluripotent stem cell technology and our proprietary iPSC reprogramming platform has the potential to generate entirely new classes of cellular therapeutics.  We continue to strengthen our commitment to researching and developing iPSC derived cellular therapeutics with a current focus on hematopoietic and myogenic cell types.

I will now turn the call over to Pratik to provide you with a more detailed update on our PROHEMA clinical program.

Pratik Multani:

Thank you.  As Christian mentioned during the third quarter of 2014, the independent data monitoring committee for the PUMA study conducted its first of two scheduled interim data safety reviews of this 60-patient randomized controlled Phase 2 clinical trial of PROHEMA in adult patients undergoing double umbilical cord blood transplants for the treatment of hematologic malignancies.

Total of 10 patients including 7 patients who received PROHEMA were included in this review.  As part of its review, the iDMC examined a broad spectrum of patient data, including safety, time to engraftment, rates of graft failure, early mortality, infection and graft versus host disease.  Based on its review of the data available on these first 10 patients, the iDMC did not identify any safety signals and supported continuation of the study.

Enrollment in the PUMA study is continuing at 11 major transplant centers across the United States and based on investigator interest, we are currently in discussions to add an additional two centers.  As Christian mentioned, we anticipate that a planned second data safety review which would include 12 patients that received PROHEMA will occur during the fourth quarter of 2014.

Turning now to our expansion of the PROHEMA franchise to pediatric patients, our Phase 1b PROMPT study in pediatric patients undergoing single umbilical cord blood transplantation for the treatment of hematologic malignancies is designed to enroll up to 18 patients between the ages of 1 and 18 years in three age cohorts of patients, 1 to 4, 4 to 12 and 12 to 18 years old.

I am pleased to share that the clinical trial is now open for enrollment and we’re actively screening pediatric patients at one major transplant center and we expect to add two additional centers to the study.

Our Phase 1b PROVIDE study in pediatric patients undergoing single umbilical cord blood transplantation for the treatment of inherited metabolic disorders is designed to enroll up to 12 patients between the ages of 1 and 18, with various forms of inherited metabolic disorders with significant CNS involvement, which include over 20 lysosomal and peroxisomal storage diseases such as Hurler and Hunter syndromes, Krabbe disease and multiple leukodystrophies, where allogeneic hematopoietic stem cell transplantation holds potential as a one-time definitive therapy.

Study initiation activities are well underway at one of the leading pediatric transplant centers in United States and we remain on track to initiate PROVIDE by the end of the year.

Finally, we’re looking forward to the upcoming ASH meeting in early December, which provides an opportunity for us to discuss our ex vivo programming platform and the therapeutic potential of hematopoietic cell therapeutics with scientific and clinical experts from around the world.

As part of the ASH main program, we will be presenting two scientific posters.  The first will include detailed pre-clinical data on the use of nutrient-rich media in the manufacture of PROHEMA.

You may recall that we achieved an important breakthrough last year in optimizing the PROHEMA manufacturing process, specifically we demonstrated in pre-clinical models that the use of nutrient-rich media during the manufacture of PROHEMA yielded a significant improvement in PROHEMA’s potency profile and a greater than two-fold improvement in hematopoietic stem cell engraftment as compared to that achieved with the prior media used for manufacture.

This optimized process has now been incorporated into our PUMA, PROMPT and PROVIDE clinical trials.

Our second poster session entitled ex vivo modulation of mobilized peripheral blood characterization at HSC and T cell responses to Prostaglandin E2 explores the potential for the ex vivo programming of an additional cell source, commonly used in allogeneic and autologous hematopoietic stem cell transplant.

Recall that we have previously observed that the modulation of umbilical cord blood using FT1050 accelerated neutrophil engraftment in our Phase 1b clinical trial of PROHEMA in adults undergoing double umbilical cord blood transplantation for the treatment of hematologic malignancies.  In the same trial, low rates of viral reactivation were observed in PROHEMA treated patients.

Our recent preclinical research suggests that CD34+ cells from mobilized peripheral blood which represent the most commonly used hematopoietic stem cell source for transplantation can also be optimized through ex vivo programming.

Although mobilized peripheral blood transplant procedures are conducted with a significantly more hematopoietic stem cells than a typical cord blood transplant, several published clinical investigations suggest that patients receiving higher hematopoietic stem cell doses have improved outcomes including survival as compared to patients receiving lower hematopoietic stem cell doses.

Interestingly, an abstract at this coming ASH meeting extends this connection between hematopoietic stem cell dose and treatment outcomes to Haploidentical transplant procedures an emerging transplant paradigm that uses mobilized peripheral blood as the donor cell source.

Additionally, our recent data suggests that ex vivo programming may also have effects on the T cell compartment contained within mobilized peripheral blood.  This raises the possibility that through ex vivo programming, post-transplant outcomes related to T cell function may be beneficially influenced including rates of viral reactivation, graft versus host disease and immune reconstitution.

And as Christian mentioned, our research in this area has included not only the use of FT1050 but also other new small molecule modulators identified through our ex vivo hematopoietic cell programming platform.

I’ll now turn the call over to Pete for an update on our iPSC platform and muscle regeneration programs.

Dr. Peter Flynn:

Thanks, Pratik.  During our second quarter earnings call, we discussed our commitment to researching the therapeutic potential of human induced pluripotent stem cell-derived cellular therapeutics in the areas of hematopoietic and muscle biology.

We have been working for over five years to develop proprietary methods for highly efficient iPSC production and expansion combining internal research and development with in-licensed technology and intellectual property.

We have a firm belief that cellular programming will play a major role in the future of cell therapy applications, enabling entirely new classes of autologous, allogeneic and genome editing cellular therapeutics with the disease transforming potential.  We are steadily increasing our investment and efforts in this area to ensure we remain at the forefront of this technology and its product opportunities.

As part of our satellite stem cell platform, the first iPSC therapeutic program is focused on the generation of the iPSC derived myogenic progenitor cells or iMPCs with the goal of generating a cellular therapy for patients suffering from degenerative disease of skeletal muscle.

Myogenic progenies are precursor cells, capable of populating the muscle satellite stem cell niche and thereby contributing to muscle fiber regeneration and repair.  We are currently optimizing the generation of iMPCs and assessing their therapeutic potential in preclinical models of degenerative muscle disease.

We have also been working diligently to develop a Wnt7a based protein analog to drive muscle regeneration through selective targeting and expansion of the endogenous satellite stem cell population.

To-date, we have made considerable progress towards identifying Wnt7a analogs that possess significantly improved product attributes over the naturally occurring Wnt7a protein and that also drive satellite cell biology in rodent model systems.

We selected two Wnt7a analogs for assessment and manufacturing cell line generation and scale up at an external general contract manufacturer.  This work has now been completed and we have determined that barriers still remain for efficient development and productization of Wnt7a based protein therapeutic under cGMP.

With an increased focus and resource allocation towards advancing and expanding our pipeline of cellular therapeutics including iPSC derived therapeutics, we’ve elected not to advance a lead Wnt7a based protein towards clinical development at this time.

We will continue to assess the biology of Wnt proteins specifically of Wnt7a analogs as part of our ongoing research in muscle regeneration.

I will now turn the call over to Christian for our concluding comments.

Christian Weyer:

Thank you, Pete.  Stepping back from the quarter and looking at the bigger picture.  Our work to pioneer novel cellular programming approaches is guided by our goal of bringing innovative disease transforming stem cell therapeutics to patients with the rare life-threatening disorders.

And keeping with that goal, our team in collaboration with our partners at the study sites is now positioned for the clinical investigation of PROHEMA across three different clinical trials including adult and pediatric patients and addressing hematologic malignancy and rare genetic disorders.

We are poised to achieve multiple significant clinical milestones over the next 12 months.  Furthermore, as I look towards 2015, additional therapeutic opportunities are emerging from our ex vivo hematopoietic cell programming platform.

Lastly, we have strengthened our commitment towards the research and development of iPSC derived cellular therapeutics.  We’re running the business with high operational efficiency and our current financial position provides us operating runway into early 2016 allowing us to reach key milestones across these initiatives.

And with that, I’d like to turn the call over to the operator for any questions.

Operator:

Thank you. Ladies and gentlemen, at this time, if you have a question, please press the star then the number one key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. One again, if you have a question, please press star, then one.

Our first question comes from Boris Peaker of Cowen. Your line is open.

Boris Peaker:	Good evening gentlemen. Thanks for taking my questions. Just first on the iDMC review, is there a futility analyses part of this review or perhaps the next review?

Christian Weyer:	Yes, hi Boris. This is Christian, I’ll ask Pratik to answer that question.

Pratik Multani:

So, the iDMC review is primarily focused around safety and so the analyses is based upon events related to engraftment and early mortality. There is no futility review that is part of the iDMC analyses.

Boris Peaker:	So, and this one and the next one are both the same just safety only, just want to confirm that?

Pratik Multani:	This one and the previous one.

Boris Peaker:

So, my other question is just for your cell programming platform, I mean it’s certainly very (broad) platform, curious what are the opportunities for partners, it seems like there are so many projects you need to pursue that you maybe capital limited that to maximize the value of the program that partnerships maybe the way go or maybe I am curious how you think about it?

Christian Weyer:

Yes, Boris. This is Christian speaking, I think you’re absolutely right the platform that we have build over the last five years as I have mentioned in my prepared remarks is broadly applicable to a host of different cellular therapeutics including HSC and T cell therapeutics, as well as transplant sources.

I would not comment at this point about the potential for business development opportunities and collaborations to enable this pipeline, but sufficed to say there are opportunities with this platform to develop our pipeline, as well as potential business development interactions and collaborations.

Boris Peaker:	And lastly, just a quick question on Wnt7 program. I’m curious what you saw in the early stages of development that changed your mind about this partner?

Christian Weyer:

Yes, Boris. This is Christian speaking again. As we said in our prepared remarks, the decision on the Wnt7a in terms of not advancing it to clinical development at this point is based in part on technical observations that we have made as we are scaling up the program for manufacturing.

But also really important in the context of the overall pipeline opportunities that we’re looking at and our increased focus on cellular therapeutic. So, really comes down to a prioritization of resources. And as I said in my prepared remarks, we’re really excited about some of the early emerging opportunities in the hematopoietic space.

Boris Peaker:	Got you. Well, thank you very much for taking my questions.

Christian Weyer:	Of course.

Operator:	Thank you. And our next question comes from Ren Benjamin of (HC Wainwright). Your line is open.

(Ren Benjamin):	Hi, good afternoon guys and thanks for taking the questions. I guess, just my first question is in regards to the second interim analysis and these 12 patients.

Since enrollments continuing, is the 20 patients, we won’t receive that data for 20 patients — we obviously see that data for 20 patients or are we expecting significantly more patients will have already been enrolled in the study or as soon as 20 patients are enrolled, the analysis gets completed? And it’s a long winded way of asking if you are on track for completing the study by mid 2015.

Christian Weyer:	Hi, Ryan, this is Christian again. Let me take the first part of your question. Pratik, do you want to?

Pratik Multani:

Sure. So, there is no halt to accrual while the data monitoring committee does review it. As you know the data that we presented at the committee is not just enrollment of the patients but 12 PROHEMA patients with engraftment data and then the controlled patients that have also been enrolled.

And so during that period, we’ll continue to enroll patients. And so, there is no stop. I think that answers your first question. And to your second question, yes, so that because we’re not stopping, we feel that we still are on target for mid-2015 top line data from the entire study.

(Ren Benjamin):

Excellent. OK, that clarifies things. And then just in regards to the PROMPT study, I know it just started but are you seeing or anticipating sort of similar rates, potentially even quicker rates as you’re seeing on the PUMA study.

Pratik Multani:	Rates of enrollment?

(Ren Benjamin):	Correct, yes.

Pratik Multani:	OK. I mean I think pediatric transplantation in general is a bit more of — even more focused than allogeneic transplant. And so we feel we’ve selected some very quality centers.

And as I said, we are tracking to have at least three centers participate. And so yes, we anticipate that again we should be able to hit the mid-2015 mark for that study. It’s obviously much smaller study than the PUMA trial.

Christian Weyer:

And Ren, this is Christian, just to add one more point. As we said in our prepared remarks, we are actually actively adding centers in discussions of adding centers to all of three trials including the PUMA study at this point.

(Ren Benjamin):

OK. And just one final question, you may have mentioned this; I’ve had to jump back onto this call, gone drop. But the PROVIDE study is scheduled to start in the fourth quarter. When do you think, we might see any sort of results from that study?

And inherent within that is obviously it depends on the indication you’re choosing to go after.  So could you give us some sort of color as to what indication you think might be the first type of patients that’s enrolled and when we might see any signs of safety or potential benefit; is it something in 2015, 2016 just any color would be great?

Christian Weyer:

Yes. So, again this is Christian, let me take the first step and then may be Pratik you can fill in. And the first off with the PROVIDE study, as we reviewed on a previous call, we are looking as one of the key outcomes of the study in terms of engraftment. And with that respect, we do believe that we will generate data in 2015 as we are with the PROVIDE — with the PROMPT study and the PUMA study.

We also reviewed at a prior call the fact that we intend to follow those patients long-term for radiological as well as neuro cognitive development. And that data actually, we expect to somewhat trail in the early neutrophil engraftment data just simply because the long-term trajectory of improvements in these endpoints takes time just as a general feature of this procedure.

(Ren Benjamin):

And Christian just — because I have in my notes that you’re going to follow the patients for two years, would we expect since it has been an open label study, kind of periodic updates as to how they’re trending or would you wait for let’s say an analysis at a particular time point?

Christian Weyer:	No, I think the former, as with the other study, the PROVIDE study is open label and we do intend to provide updates as we progress and patients are accrued to the trial.

(Ryan Benjamin):	Excellent. Thank you very much and good luck.

Christian Weyer:	Of course. Thank you.

Operator:

Thank you. Ladies and gentlemen, again, if you have a question at this time, please press the star, then the number one key on your touchtone telephone. That is star, then one. One moment for questions.

I don’t show any questions in queue. I’d like to turn it back over to management for any closing remarks.

Christian Weyer:	Perfect. Thank you all for your participation in today’s call. And as always, we look very much forward to providing updates to you again in the near future. Thank you.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Everyone have a great day.

END